Exhibit 4.1
EXECUTION VERSION

LIMITED WAIVER AND MODIFICATION AGREEMENT

This LIMITED WAIVER AND MODIFICATION AGREEMENT (this “Limited Waiver”) to the Credit Agreement referred to below is made as of May 15, 2009, by and among American Biltrite Inc., a Delaware corporation (the “Company”), K&M Associates L.P., a Rhode Island limited partnership (“K&M” and together with the Company, the “Domestic Borrowers”), American Biltrite (Canada) Ltd., a corporation governed by the Canada Business Corporations Act (the “Canadian Borrower” and together with the Domestic Borrowers, the “Borrowers”), the lenders hereto (collectively, the “Lenders”), Bank of America, N.A., as the domestic administrative agent (the “Domestic Agent”), and Bank of America, N.A., acting through its Canada Branch, as the Canadian administrative agent (the “Canadian Agent” and together with the Domestic Agent, the “Agents”).

WHEREAS, the Borrowers, the Lenders and the Agents are parties to that certain Amended and Restated Credit Agreement, dated as of September 25, 2006 (as amended, amended and restated or otherwise modified, the “Credit Agreement”);

WHEREAS, capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, an Event of Default under the Credit Agreement (hereinafter, the “Specified Default”) may have occurred (and be continuing) as of March 31, 2009 as a result of the failure of the Borrowers to comply with the fixed charge coverage covenant contained in Section 6.5.5 of the Credit Agreement for the fiscal quarter ended March 31, 2009;

WHEREAS, the Borrowers have requested that the Agents and the Lenders grant a limited waiver with respect to the Specified Default; and

WHEREAS, the Agents and the Lenders have agreed, upon the terms and conditions set forth herein, to grant a limited waiver with respect to the Specified Default;

NOW THEREFORE, in consideration of the foregoing, the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

§1           Ratification of Existing Agreements.

Each of the Borrowers and the Guarantors agrees that the Credit Obligations, as evidenced by or otherwise arising under the Credit Agreement and the other Credit Documents (in each case, as amended hereby) are, by each of the Borrowers’ and Guarantors’ execution of this Limited Waiver, ratified and confirmed in all respects.  The Borrowers and the Guarantors hereby affirm their absolute and unconditional promise to pay to the Agents and the Lenders the Credit Obligations and all other amounts due under the Credit Agreement.  The Borrowers and the Guarantors hereby confirm that the Credit Obligations are secured pursuant to the Credit Documents and pursuant to all other instruments and documents executed and delivered by the Borrowers and the Guarantors as security for the Credit Obligations. In addition, by the execution of this Limited Waiver, each of the Borrowers and Guarantors represents and warrants that no counterclaim, right of set-off or defense of any kind exists or is outstanding as of the date hereof with respect to such Credit Obligations.

§2           Representations and Warranties.

In order to induce the Lenders to enter into this Limited Waiver, each of the Borrowers jointly and severally represents and warrants that, immediately after giving effect to this Limited Waiver, no Default or Event of Default exists.

§3           Limited Waiver.

  Subject to all of the other terms and conditions set forth herein, the Agents and the Lenders hereby temporarily waive, on a limited basis, and subject to termination and expiration as set forth below, the Specified Default, until that date (the “Termination Date”) which is the earliest to occur of: (i) June 30, 2009, (ii) the failure after the date hereof of any of the Borrowers or the Guarantors to comply with any of the terms of this Limited Waiver and/or any of the Borrowers’ or Guarantors’ other undertakings set forth herein, in the Credit Documents or in any other document related to the Credit Documents, this Limited Waiver and the transactions contemplated herein, (iii) the occurrence after the date hereof of any Default or Event of Default other than the Specified Default, (iv) the occurrence of any material adverse change in the business, assets, financial condition or prospects of the Borrowers and the Guarantors, and (v) the date that any Borrower, any Guarantor, any affiliate of the Borrowers or any person or entity claiming by or through any of the Borrowers joins in, assists, cooperates or participates as an adverse party or adverse witness in any suit or other proceeding against any Agent, any Lender or any Affiliate of any Agent or any Lender relating to the indebtedness referred to as the Credit Obligations or any amounts owing hereunder in connection with or related to any of the transactions contemplated by the Credit Agreement, the other Credit Documents, this Limited Waiver or any documents, agreements or instruments executed in connection with any of the foregoing. On and after the Termination Date, the waiver set forth above shall automatically, without the requirement of any notice to the Borrowers or Guarantors, terminate and expire and the Agents and the Lenders shall be free in their sole and absolute discretion to proceed to enforce any or all of their rights and remedies set forth in this Limited Waiver, the Credit Agreement, the other Credit Documents, any other related documents and applicable law, including without limitation, those acceleration, enforcement and other rights and remedies arising by virtue of the occurrence of the Specified Default and the Borrowers and the Guarantors hereby waive notice thereof.

§4           Additional Agreements and Covenants.

(a)           Notwithstanding anything contained in the Credit Agreement to the contrary, without limiting any borrowing restrictions contained in the Credit Agreement, at no time shall the sum of the outstanding principal amount of the Domestic Revolving Loans, the outstanding amount of the Domestic Letter of Credit Exposure, the outstanding principal amount of the dollar equivalent of the Canadian Revolving Loans and the outstanding amount of the dollar equivalent of the Canadian Letter of Credit Exposure exceed $24,000,000.

(b)           The Borrowers covenant and agree to deliver to the Agents, on or prior to May 22, 2009, a copy of an executed commitment letter from a financial institution reasonably acceptable to the Agents, which shall contemplate payment in full of all Credit Obligations in cash on or prior to June 30, 2009, and be otherwise reasonably acceptable to the Agents.

(c)           Notwithstanding anything contained in the Credit Agreement to the contrary, no Borrower, Guarantor nor any of their Subsidiaries shall create, incur or enter into, or suffer to be created or incurred to exist any Lien (or become contractually committed to do so) on its real property (other than Liens securing the Credit Obligations and Liens permitted under Section 6.7.3 of the Credit Agreement).

(d)           No Borrower or Guarantor shall enter into, or permit to exist, any arrangement or agreement (other than the Credit Documents) that (i) limits the ability of any Borrower or Guarantor to create, incur, assume or suffer to exist Liens on the real property of such Person, or (ii) requires the grant of a Lien on real property of a Borrower or Guarantor to secure an obligation of such Person if a Lien on such real property is granted to secure another obligation of such Person.

(e)           Notwithstanding anything contained in the Credit Agreement to the contrary, no Borrower, Guarantor nor any of their Subsidiaries shall create, incur, assume or otherwise become liable with respect to any Indebtedness without the prior written consent of the Agents.

(f)           Notwithstanding anything contained in the Credit Agreement to the contrary, no Borrower, Guarantor nor any of their Subsidiaries shall sell or otherwise dispose of any assets (other than the sale of inventory in the ordinary course of business) without the prior written consent of the Agents.

(g)           Notwithstanding anything contained in the Credit Agreement to the contrary, no Borrower, Guarantor nor any of their Subsidiaries shall make any Investments (including any Investment consisting of the acquisition of any business), loans or advances of any kind (or become contractually committed to do so).

(h)           Notwithstanding anything contained in the Credit Agreement to the contrary, no Borrower, Guarantor nor any of their Subsidiaries shall make any Distribution or any payment on account of management fees, consulting fees or similar fees, other than (i) payments on account of legal fees, (ii) Distributions or payments among Borrowers and Guarantors consistent with past practices, (iii) Distributions or payments from Subsidiaries to Borrowers and Guarantors consistent with past practices, (iv) payments on account of accounting, actuarial, consulting and other professional fees made in the ordinary course of business to Persons that are not Affiliates of a Borrower, a Guarantor or any of their Subsidiaries and (v) payments to Congoleum on account of IT consulting services in an amount not to exceed $5,500 per month.

(i)           Without limiting any rights of the Agents and the Lenders under the Credit Agreement and the other Credit Documents, in the event that the Agents do not receive a copy of an executed commitment letter on or prior to May 22, 2009 pursuant to clause (b) above, then, upon the request of either Agent, the Borrowers will obtain and deliver to such Agent, or, if such Agent so elects, will cooperate with such Agent in such Agent’s obtaining, an appraisal of inventory, equipment and real property of the Borrowers and the Guarantors from appraisers reasonably satisfactory to such agent; provided that, obtaining such appraisals shall not constitute a waiver of the breach caused by the failure to deliver such commitment letter.  The Borrowers shall reimburse the Agents for all reasonable out-of-pocket expenses incurred in connection with such appraisals.

(j)           The Borrowers hereby covenant and agree to pay an amendment fee of $25,000 to the Lenders (the “Amendment Fee”).  Such fee shall be fully earned on the date hereof and shall be payable to the Lenders as follows:

(i)           $5,000 on the date hereof; and

(ii)           $20,000 on the Termination Date;

provided, that if the Credit Obligations are paid in full in cash and all commitments are terminated under the Credit Agreement on or prior to June 29, 2009, the payment of the remaining portion of the Amendment Fee otherwise payable on the Termination Date will not be due and payable on such date and shall be deemed waived by the Lenders.

§5           Amendment to Credit Agreement, the Domestic Security Agreement and all Credit Documents.

(a)           The definition of “Credit Obligations” contained in Section 1.2 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“Credit Obligations shall include any cash management services provided by any Lender or any Affiliate thereof to any Obligor, including treasury, depository, overdraft, credit or debit card, ACH transactions, electronic funds transfer and other cash management services.”

(b)           The Credit Agreement is hereby further amended by adding the following new Section 15.6 in the appropriate numerical order:

“15.6.       Joint and Several Liability of Domestic Borrowers; Guarantee of Credit Obligations of Canadian Borrower.

(a)           Each Domestic Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Domestic Borrowers hereunder and under the other Credit Documents, whether now or hereafter existing or due or to become due. The obligations of the Domestic Borrowers under the Credit Documents may be enforced by the Agents and the Lenders against any Domestic Borrower or all Domestic Borrowers in any manner or order selected by the Agents or the Lenders in their sole discretion. Each Domestic Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Domestic Borrower due to any payment or performance made under this Agreement, in each case until all Credit Obligations shall have been fully satisfied.

(b)           Each Domestic Borrower hereby jointly and severally guarantees to the Lenders and the Agents the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Credit Obligations of the Canadian Borrower.  The guaranty contained in this Section 15.6(b) is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Credit Obligations of the Canadian Borrower and not of their collectibility only and is in no way conditioned upon any requirement that any Agent or any Lender first attempt to collect any of the Credit Obligations of the Canadian Borrower from the Canadian Borrower or resort to any collateral security or other means of obtaining payment.  Should the Canadian Borrower default in the payment or performance of any of its Credit Obligations, the obligations of each Domestic Borrower hereunder shall, upon demand by any Agent, become immediately due and payable to such Agent, for the benefit of the Lenders and the Agents, without demand or notice of any nature, all of which are expressly waived by the Domestic Borrowers.

(c)           The Domestic Security Agreement is hereby amended by deleting the second sentence contained in Section 1 thereof and substituting in lieu thereof the following sentence:

“Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement”.

(d)           The parties hereto acknowledge and agree that each reference to the Credit Agreement, however so defined, in the Credit Documents shall mean the Credit Agreement (as amended, amended and restated or otherwise modified from time to time).

§6           Conditions Precedent.

The Agents, the Lenders, the Borrowers and the Guarantors agree that this Limited Waiver shall become effective upon the satisfaction of the following conditions precedent, each in form and substance reasonably satisfactory to the Agents:

(a)           The Borrowers, the Guarantors and the Lenders shall have executed and delivered to the Agents this Limited Waiver, which shall be in form and substance satisfactory to the Agents.

(b)           The Lenders shall have received a portion of the Amendment Fee equal to $5,000 pursuant to Section 4(j)(i) hereof.

(c)           The Agents shall have received evidence that all corporate action necessary for the valid execution and delivery by the Company of this Limited Waiver and the mortgage referred to in Section 7 below has been taken.

(d)           The Borrowers shall have delivered to the Agents an updated Borrowing Base certificate, dated May 2, 2009, which shall be in form and substance reasonably satisfactory to the Agents.

§7           Mortgage.  The Borrowers hereby covenant and agree to execute and deliver to the Domestic Agent, on or prior to May 20, 2009, a mortgage covering the real property located at 105 Whittendale Drive, Moorestown, NJ, which shall be in form and substance reasonably satisfactory to the Agents and the Agents shall be entitled to record such mortgage at the expense of the Borrowers.

§8           Authorization to File Financing Statements.  Each of the Borrowers and the Guarantors hereby irrevocably authorizes the Agents at any time and from time to time during the period in which any Credit Obligations or the Lenders’ commitment to make Loans under the Credit Agreement are outstanding, to file, in any filing office in any Uniform Commercial Code jurisdiction where the filing of an initial financing statement is necessary or desirable to perfect the interest of the Agents in the collateral for the Credit Obligations, any initial financing statements and amendments thereto that (a) indicate the collateral (i) as all assets of each Borrower and Guarantor or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower or Guarantor is an organization, the type of organization and any organization identification numbers issued to such Borrower or Guarantor, and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates.  Each of the Borrowers and the Guarantors agrees to furnish any such information to the Agents as soon as reasonably practicable upon the Agents’ request.  Each of the Borrowers and the Guarantors also ratifies its authorization for the Agents to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.  The provisions of this Section 8 shall apply mutatis mutandis with respect to PPSA financing statements so that the Agents shall be authorized in the same manner to file PPSA financing statements and amendments thereto in any PPSA jurisdiction, and all previous PPSA financing statements and amendments thereto are ratified.

§9           No Present Claims.  In order to induce the Agents and the Lenders to enter into this Limited Waiver, the Borrowers and the Guarantors acknowledge and agree that: (a) no Borrower or Guarantor has any claim or cause of action against any Agent or any Lender (or any of their respective directors, officers, employees or agents); (b) no Borrower or Guarantor has any offset right, counterclaim or defense of any kind against any of its obligations, indebtedness or liabilities to any Agent or any Lender; and (c) each  Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to each Borrower and each Guarantor.  Each Borrower and each Guarantor agree to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any Agent’s or any Lender’s rights, interests, contracts, collateral security or remedies.  Therefore, each Borrower and each Guarantor unconditionally release, waive and forever discharge (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of any Agent or any Lender to such Borrower or such Guarantor, except the obligations to be performed by any Agent or any Lender on or after the date hereof as expressly stated in this Limited Waiver, the Credit Agreement (as amended hereby) and the other Credit Documents (as amended hereby), and (ii) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which any Borrower or any Guarantor might otherwise have against any Agent, any Lender or any of their directors, officers, employees or agents, in either case (i) or (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind or which could arise after the date hereof as a result of the execution of (or the satisfaction of any condition precedent to) this Limited Waiver.

§10           Marshalling.    No Agent or Lender shall be required to marshal any present or future collateral security for the Borrowers’ or Guarantors’ obligations to the Agents and the Lenders under the Credit Agreement, this Limited Waiver, any other Credit Document or any other documents relating thereto or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that they lawfully may, the Borrowers and the Guarantors hereby agree that they will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the Agents’ or Lenders’ rights under any document, agreement or instrument evidencing or securing the Borrowers’ and Guarantors’ obligations to the Agents and the Lenders under the Credit Agreement, this Limited Waiver, the other Credit Documents, or any other documents relating thereto and, to the extent that they lawfully may, the Borrowers and Guarantors hereby irrevocably waive the benefits of all such laws.

§11           No Waiver.  Except as otherwise expressly provided for in this Limited Waiver, nothing in this Limited Waiver shall extend to or affect in any way any of the rights or obligations of the Borrowers or the Guarantors or the Agents’ or Lenders’ obligations, rights and remedies arising under the Credit Agreement, this Limited Waiver, the other Credit Documents or any other documents relating thereto.  Except as expressly provided in Section 3 of this Limited Waiver, no Agent or Lender shall be deemed to have waived any or all of its rights or remedies with respect to any Default or Event of Default existing on the date hereof or arising hereafter.

§12           Expenses.  The Borrowers agree to pay to the Agents upon written demand therefor an amount equal to any and all reasonable out-of-pocket costs, expenses, and liabilities incurred or sustained by the Agents in connection with the Credit Agreement, this Limited Waiver, the other Credit Documents and the transactions contemplated hereby and thereby.

§13           Miscellaneous.

(a)           This Limited Waiver shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law) and shall take effect as a sealed instrument under such laws.  Any and all notices or other communications required hereunder shall be in writing and shall be delivered as required by the Credit Agreement.  In the event that any of the terms or provisions herein are in conflict with any of the terms or provisions in the Credit Agreement, this Limited Waiver shall govern.

(b)           This Limited Waiver shall constitute a Credit Document under the Credit Agreement, and all obligations included in this Limited Waiver (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute Credit Obligations under the Credit Agreement and be secured by the collateral security for such Credit Obligations.

(c)           Any failure by any Borrower or Guarantor to comply with any of the terms and conditions of this Limited Waiver, including any of the undertakings set forth in Section 4 hereof, shall constitute an immediate Event of Default.

(d)           The agreements and covenants of the Borrowers and the Guarantors contained herein (including any of the undertakings set forth in Section 4 hereof) shall survive the Termination Date.

(e)           This Limited Waiver may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument.  In making proof of this Limited Waiver it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.  Any signature delivered by a party by facsimile transmission or other electronic method of transmission (including without limitation in “pdf” format) shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Waiver and Modification Agreement as of the date first written above.

BORROWERS

AMERICAN BILTRITE INC.

By: /s/ Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President & CFO

K&M ASSOCIATES L.P.
By:  AIMPAR, INC., its general partner

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

AMERICAN BILTRITE (CANADA) LTD.

By:/s/Richard G. Marcus
Name: Richard G. Marcus
Title: President

GUARANTORS

ABTRE, Inc.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

AIMPAR, INC.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

AMERICAN BILTRITE INTELLECTUAL PROPERTIES, INC.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

IDEAL TAPE CO., INC.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

MAJESTIC JEWELRY, INC.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

OCEAN STATE JEWELRY, INC.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

425 DEXTER ASSOCIATES, L.P.
By:  AIMPAR, INC., its general partner

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

K&M LEGENDARY SERVICES, INC.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

ABITALIA, INC.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

ABIMEX, LLC

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Manager

AMERICAN BILTRITE FAR EAST, INC.

By: /s/Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President

AGENTS

BANK OF AMERICA, N.A., as Domestic Agent and Collateral Agent

By: /s/Sandra H. Bennett
Name: Sandra H. Bennett
Title: Senior Vice President

BANK OF AMERICA, N.A., acting through its Canada Branch, as Canadian Agent

By: /s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

LENDERS

BANK OF AMERICA, N.A., as Domestic Lender

By: /s/Sandra H. Bennett
Name: Sandra H. Bennett
Title: Senior Vice President

BANK OF AMERICA, N.A., acting through its Canada Branch, as Canadian Lender

By: /s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President